EXECUTION COPY

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of June 9, 2004, is between PRIMA ENERGY CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, INC., a Colorado corporation, as rights agent (the “Rights Agent”).

     WHEREAS, the Company and Rights Agent previously entered into that certain Rights Agreement dated as of May 23, 2001 (the “Rights Agreement”); and

     WHEREAS, pursuant to Sections 27 and 33 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

     1.          Amendment of Section 3(a). Clause (ii) of Paragraph (a) of Section 3 of the Rights Agreement is amended by deleting in its entirety the phrase “or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan to the extent such person is so acting with the approval or consent of the Company) to commence” and the commas immediately preceding and following such phase.

     2.          Amendment of Section 7. Paragraph (a) of Section 7 of the Rights Agreement is amended by (A) deleting the word “or” immediately preceding clause (iii) thereof and inserting a “,” in lieu thereof, and (B) by adding a new clause (iv) immediately following clause (iii) thereof which shall read in its entirety as follows: “or (iv) immediately prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of June 9, 2004, by and among the Company, Petro-Canada (US) Holdings, a Delaware corporation, (“Holdings”), and Raven Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Holdings, as the same may be amended from time to time (the “Merger Agreement”).”

     3.          Addition of New Section 34. The Rights Agreement is amended by adding a Section 34 thereof, to read as follows:

“Section 34. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, none of Parent, Merger Subsidiary or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any Rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof approved in advance by the Board of Directors of the Company, (b) the commencement or, prior to termination of the Merger Agreement, the consummation of any of the transactions contemplated by the Merger Agreement in accordance with the provisions of the Merger Agreement, including the Offer and the Merger (as such terms are defined in the Merger Agreement” and the acquisition of shares pursuant to the Offer or (c) the execution and delivery of the Stockholder Agreements (as defined in the Merger Agreement and the consummation of the transaction contemplated thereby).”

     4.          Effectiveness. This Amendment shall be deemed effective as of June 9, 2004 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4.          Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

PRIMA ENERGY CORPORATION
By:	/s/ Neil Stenbuck
	Name:	Neil Stenbuck
	Title:	Executive Vice President

COMPUTERSHARE TRUST COMPANY, INC., As Rights Agent
By:	/s/ Kellie Gwinn
Name: Kellie Gwinn
Title: Vice President

By:	/s/ Ian Yewer
Name: Ian Yewer
Title: President